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                                  EXHIBIT 4(b)


                              ARTICLES OF AMENDMENT
                TO THE SECOND RESTATED ARTICLES OF INCORPORATION
                                  OF TEAM, INC.



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                              ARTICLES OF AMENDMENT
                                     TO THE
                    SECOND RESTATED ARTICLES OF INCORPORATION
                                       OF
                                   TEAM, INC.

         Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, the undersigned Corporation adopts the following Articles of Amendment to its Second Restated Articles of Incorporation:

                                   ARTICLE ONE

         The name of the Corporation is Team, Inc.

                                   ARTICLE TWO

         The following amendment to the Second Restated Articles of Incorporation was adopted by the shareholders of the Corporation on October 16, 1998. The Second Restated Articles of Incorporation are amended to increase the authorized common shares of the Corporation.

         The amendment alters the first sentence of Article IV of the Second Restated Articles of Incorporation and the full text as altered is as follows:

                  "The aggregate number of shares which the Corporation shall have the authority to issue is Thirty Million Five Hundred Thousand (30,500,000) shares, of which Thirty Million (30,000,000) shares shall be common shares of Thirty Cents ($0.30) par value each and Five Hundred Thousand (500,000) shares shall be preferred shares of One Hundred Dollars ($100.00) par value each, issuable in series."

                                  ARTICLE THREE

         The number of shares of the Corporation outstanding at the time of such adoption was 7,294,952 shares of common stock; and the number of shares entitled to vote thereon was 7,294,952 shares of common stock.

                                  ARTICLE FOUR

         The number of shares voted for the amendment was 5,650,271; and the number of shares voted against the amendment was 1,644,681.

Dated:  October 16, 1998


                                                   TEAM, INC.

[Filed with Texas Secretary of State 10-23-98]     By:  /s/ Kenneth M. Tholan
                                                       ------------------------
                                                       Kenneth M. Tholan
                                                       President and
                                                       Chief Operating Officer